UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                              Filed by a party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Dell Inc.

(Exact name of registrant as specified in its charter)

Denali Holding Inc.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Statement of Michael Dell and Silver Lake

July 24, 2013 – Michael Dell and Silver Lake Partners released the following statement today:

Under current provisions, shares that don’t vote are counted as votes against the transaction for purposes of determining whether a majority of the unaffiliated shares wish to accept our offer. According to our latest tally, approximately 27% of the unaffiliated shares have not yet been voted. The presumption that these shares should be treated as if they had voted against the transaction is patently unfair.

We believe that $13.75 per share is a full and fair price. We also believe that the decision of whether to accept this offer should rest in the hands of the unaffiliated shareholders. The will of the majority of the unaffiliated shares voting on the transaction should not be thwarted by an unfair standard that counts unaffiliated shares not voting as “no” votes. We believe that the vote of the majority of the unaffiliated shares voting on the transaction should be respected, and that if this majority wishes to accept our offer, it is only fair to permit them to do so.

In our proposal to the special committee, we also left it open for them to decide whether to change the record date. We believe a change in the record date is essential as it would give shareholders time to process and vote on our new proposal.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on May 31, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s stockholders. Stockholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors are able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financialreporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

Denali Holdings, directly or through one or more affiliates (including the MD Investors, the SLP Investors, the MSDC Investor and their respective affiliates or representatives, as each is defined in the definitive proxy statement) or representatives, may be deemed a “participant” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about the Denali Holding’s and Silver Lake’s executive officers and directors in the Company’s definitive proxy statement filed with the SEC on Schedule 14A on May 31, 2013.